Exhibit 99.1

For More Information:
Joe Moss	Andy Mus
Appalachian Bancshares	Marsh Communications
706-276-8156	404-327-7662
jtmoss@acbanks.net	amus@marshcomm.net

Appalachian Community Bank to Open New Loan Production Offices
in Copperhill and Ducktown, Tenn., and Murphy, N.C.

Bank also Announces Intention to Open a Full-Service Branch in McCaysville, Ga.

ELLIJAY, Ga., April 11, 2006 -Appalachian Bancshares Inc. (Nasdaq:APAB) today announced that its subsidiary Appalachian Community Bank has opened a loan production office in Copperhill, Tenn., and plans to open similar offices in Ducktown, Tenn., and Murphy, N.C., within 30 days. This is the bank’s first expansion outside of its current North Georgia markets.
The new loan production offices will offer a broad spectrum of commercial and consumer lending products, including commercial real estate loans, construction loans, permanent financing, and conventional and FHA mortgage loans.
The bank also plans to file applications with the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation (FDIC) to open a full-service branch in McCaysville, Ga. The new branch will support both the Copperhill and Ducktown loan production offices, which are located just across the Tennessee state border, while offering a full array of banking services to meet the needs of customers in the surrounding communities. The Murphy loan production office will be supported by the full-service Appalachian Community Bank branch in Blairsville, Ga.
Appalachian Community Bank has hired Leland Rymer as regional president to lead its efforts in the Copper Basin and expanded Tri-State area. A native of McCaysville, Rymer formerly was president and chief executive officer of The Home Bank, a position he held since 1995.

Joining Rymer in Appalachian Community Bank’s new Copperhill office are Jim Quintrell, executive vice president; JoAnne Simonds, vice president, lender; Geneva Dillard, administrative assistant; and Sherry Blackwell, operations. In the Ducktown office are Mitchell Hicks, vice president, lender; and Tammy Ware, administrative assistant. The Murphy office will be served by Sue Graves, vice president, lender; Jeremy Henderson, loan officer; and Rae Killian, administrative assistant.
“The opening of loan production offices in Copperhill, Ducktown and Murphy - just over the Tennessee and North Carolina borders from our offices in Blue Ridge and Blairsville - is a significant step in our overall growth plan,” said Tracy R. Newton, chief executive officer. “This expansion fits our growth strategy nicely. All three cities are located adjacent to our existing markets, they are expanding rapidly and will be serviced by experienced bankers of the caliber of Leland Rymer who have deep roots in those communities. We will be a passionate supporter of the Copperhill, Ducktown and Murphy communities, just as we are in the North Georgia markets we serve.”
“My colleagues and I look forward to serving and supporting the growing Tri-State area, while continuing our long-standing, quality service. Our local market knowledge is unmatched,” said Rymer. “The Tri-State market and all three cities thrive on community banking. There is great demand for a service-oriented bank like Appalachian Community Bank that is flexible and accommodating to customers’ needs where all decisions are made locally by bankers who best know the customers and understand how such decisions can impact the community.”
While the new loan production offices will meet customers’ borrowing needs, Appalachian Community Bank will add ATMs in the Tri-State market for account access and deposit-taking, and the Bank’s nearby branch in Blue Ridge will meet customers’ full-service banking needs.

About Appalachian Bancshares Inc.
Appalachian Bancshares Inc., based in Ellijay, Ga., is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank also operates under the trade name of Gilmer County Bank. Appalachian Bancshares has assets of $592.6 million and through Appalachian Community Bank provides a full range of community banking services to individuals, small and medium-sized businesses, real estate developers, contractors and farmers, through its North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville, and through its loan production offices located in Chatsworth, Ga., Copperhill, Tenn., Ducktown, Tenn., and Murphy, N.C. The common stock of Appalachian Bancshares is traded on the Nasdaq National Market, under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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